Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of this 10th day of August, 2014 (the “Effective Date”) by and between Anthony M. Romano (the “Employee”), and Destination Maternity Corporation (the “Company”).

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to employ Employee as its Chief Executive Officer; and

WHEREAS, Employee is willing to be employed by the Company as its Chief Executive Officer upon the terms and conditions provided in this Agreement.

THEREFORE, in consideration of the mutual premises and promises contained in the Agreement, the parties agree as follows:

1. EMPLOYMENT, TERM AND DUTIES. The Company will employ Employee and Employee hereby accepts employment with the Company as Chief Executive Officer (the “Position”) on the terms herein described for the period beginning on the date hereof and continuing until terminated by either party. During his employment by the Company, Employee shall use his best efforts to serve the Company faithfully and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position and as may be reasonably and lawfully assigned to him from time to time by the Company’s Board of Directors (the “Board”), consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position. The Company shall exercise its reasonable best efforts to cause Employee to be nominated and elected (and, thereafter, re-elected, when applicable) to the Board while he holds the Position. Upon any cessation of Employee’s service in the Position, unless otherwise requested by the Board, Employee agrees to resign from all director and officer positions with the Company and its affiliates.

2. PLACE OF PERFORMANCE; EXTENT OF SERVICES. Employee will perform his services hereunder at the principal executive offices of the Company, which shall initially be in Philadelphia, Pennsylvania, pending relocation of the principal executive offices of the Company to Moorestown, New Jersey; provided, however, that Employee may be required to travel from time to time for business purposes. During his employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, (iv) continued service, as a member of the board of directors of Benco Dental Supply Co., or (v) other activities specifically authorized, not to be unreasonably withheld, by the Compensation Committee of the Board (the “Committee”); provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company.

3. COMPENSATION AND BENEFITS.

A. Base Salary. The Company shall pay to Employee the annual base salary of $825,000 (the “Base Salary”). Annual or other increases to Base Salary (which shall then be incorporated within the definition of “Base Salary”) shall be subject to discretion of the Committee.

B. Annual Bonus. Commencing with the Company’s 2015 fiscal year, for each fiscal year ending during Employee’s employment hereunder, except as otherwise provided in Section 4 below, Employee will be eligible to earn an annual performance bonus (the “Annual Bonus”). The target amount of such Annual Bonus will be 100% of Employee’s Base Salary, with a maximum Annual Bonus opportunity of 200% of Employee’s Base Salary and a threshold Annual Bonus opportunity of 50%, of Base Salary. The actual amount of any Annual Bonus payable under this Section will be paid in accordance with the Destination Maternity Corporation Management Incentive Plan or any successor arrangement, based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals, which shall be set as determined by the Committee after consultation with Employee.

C. Benefits. During the term of employment, Employee shall be eligible to participate in all benefit plans that the Company provides to any other senior executives from time to time; provided that Employee will be entitled to not less than four (4) weeks paid vacation during each year of employment. Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by Company policy, as in effect from time to time.

D. Automobile Allowance. During the term of employment, Employee shall be entitled to receive an automobile allowance of $1,000 per month.

E. Inducement Grant. As soon as administratively feasible following Employee’s commencement of employment, Employee will be eligible to receive an inducement equity grant with a grant date fair value equal (as valued by the Committee consistent with Company practices) to 50% of Employee’s Base Salary. The inducement grant will be made 50% in options and 50% in time-vested restricted stock and will, subject to Employee’s continued employment, vest ratably in annual installments over the four-year period following the grant date (the “Inducement Grant”). The Inducement Grant will be issued under and subject to the Company’s 2005 Equity Incentive Plan (the “Plan”). Notwithstanding anything herein to the contrary, the Inducement Grant will fully vest in the event of an earlier termination (a) without “Cause” (as such term is defined below), (b) for “Good Reason” (as such term is defined below), or (c) due to Employee’s death or “Disability” (as defined under the Company’s long-term disability plan).

F. Annual Equity Grants. Subject to Employee’s continued employment with the Company, commencing with the Company’s 2015 fiscal year, Employee will be eligible to receive an annual equity grant (the “Equity”) with a grant date fair value (as valued by the Committee consistent with Company practices) equal to 100% of Employee’s Base Salary. For the 2015 fiscal year, the Equity will be a mixture of 25% options, 25% time-vested restricted stock (or restricted stock units, if so determined by the Committee) and 50% performance-based restricted stock units and, for future fiscal years, the Equity will be in such proportions as determined by the Committee. The grant of the Equity will be made at the same time or times as such grants are made to other senior executives of the Company. All Equity will be issued under and subject to the Plan (or any successor plan) and will be subject to the Company’s applicable award agreements.

G. Legal Fees. As soon as administratively feasible following Employee’s commencement of employment, the Company will reimburse Employee up to $12,500 for the reasonable legal fees incurred in connection with the negotiation of this Agreement and the other agreements and obligations of Employee connected with Employee’s employment hereunder.

H. Section 409A Reimbursements. Notwithstanding any provision in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (2) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

I. Clawback. All cash and equity incentive-based compensation will be subject to any clawback policy that the Board may adopt in order to comply with the Dodd–Frank Wall Street Reform and Consumer Protection Act and related SEC regulations (collectively, the “Clawback Laws”); provided that such policy (1) is generally applicable to other named executive officers and (2) is reasonably calculated to facilitate compliance with the Clawback Laws.

J. Section 280G. In the event that the Company undergoes a change in control, if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company, or any affiliate (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Employee shall be reduced to the aggregate amount of Payments that may be made to Employee without incurring an excise tax; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Employee (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Employee without any such reduction. The determination as to whether and to what extent payments under this Agreement or otherwise are required to be reduced in accordance with this subsection J. shall be made at the expense of the Company by independent accountants, as selected by the Company. In the event that any payments under this Agreement or otherwise are required to be reduced as described in this subsection J., the adjustment will be made in the following order: (i) first, any future cash severance payments shall be reduced (from latest scheduled payment to earliest and, if necessary, to zero); (ii) second, any current cash severance payments shall be reduced (if necessary, to zero); and (iii) third, all equity-based awards shall be reduced by eliminating the accelerated vesting of equity-based awards, starting with those awards for which the amount required to be taken into account under Section 280G of the Code is the greatest; provided, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A, to the extent applicable. In the event that there has been any underpayment or overpayment under this Agreement or otherwise as determined by the independent accountants, the amount of such underpayment or overpayment shall forthwith be paid to Employee or refunded to the Company, as the case may be.

4. TERMINATION. Either party to this Agreement may terminate Employee’s employment hereunder at any time and for any or no reason. Upon any cessation of his employment with the Company, Employee will be entitled only to such compensation and benefits as described in this Section 4. The payments and benefits described in this Section 4 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

A. Termination without Cause or for Good Reason. If Employee’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Employee for Good Reason (as defined below), Employee will be entitled to: (i) payment of all accrued and unpaid Base Salary through the date of such cessation and payment of any annual bonus otherwise payable (but for the cessation of Employee’s employment) with respect to a year ended prior to the cessation of Employee’s employment; (ii) Base Salary continuation for 12 months following the termination date (the “Severance Period”); (iii) an amount equal to the average Annual Bonus earned by Employee over the preceding two years (or over the period of employment if termination occurs prior to the end of the second fiscal year following commencement of employment), which shall be paid in equal installments over the 12 month period following Employee’s termination pursuant to the Company’s normal payroll practices; (iv) payment of a pro-rata Annual Bonus for the year of termination, determined and paid in the same manner and at the same time as Employee’s Annual Bonus would otherwise have been had Employee remained employed by the Company; (v) continued coverage under the Company’s medical plan during the Severance Period (or tax equivalent payment if continued coverage would result in adverse tax consequences); (vi) with respect to each outstanding grant of time-based restricted stock, time-based restricted stock units or stock options, the vesting on the tranche that was next scheduled to vest pursuant to each such grant shall be accelerated; and (vii) a pro-rata portion (based on the full number of completed days of Employee’s employment with the Company in the applicable performance period divided by the total number of days in the applicable performance period) of any outstanding performance-based restricted stock units will remain outstanding and will vest to the extent earned based on the actual performance of the Company through the end of the applicable performance period and will be settled within 2  1⁄2 months of the end of the applicable performance period; provided however, if a Change in Control occurs during the performance period of any still outstanding performance-based restricted stock units, the applicable pro-rata portion of such units, as determined under this Section, will then vest at the target level and be immediately settled.

B. Termination Following a Change in Control. For cessations of employment described in Section 4.A that occur during the two year period following a Change in Control, (i) the Severance Period shall be increased to 24 months; (ii) the bonus portion of severance shall be calculated in the same manner and paid at the same time as in Section 4.A(iii) above, (iii) instead of the accelerated vesting provisions of Section 4.A(vi) above, each grant of time-based restricted stock, time-based restricted stock units or stock options that remain outstanding and unvested will then become fully vested, and (iv) instead of the accelerated vesting provisions of Section 4.A(vii) above all outstanding performance-based restricted stock units will then vest at the target level and be immediately settled.

C. Other Terminations. If Employee’s employment with the Company ceases for any reason other than as described in Section 4.A or Section 4.B, above (including but not limited to termination (i) by the Company for Cause, (ii) as a result of Employee’s death, (iii) as a result of Employee’s Disability or (d) by Employee without Good Reason), then the Company’s obligation to Employee will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation, bonus for prior year if not yet paid, and vested benefits earned and accrued through such termination date. Notwithstanding the foregoing, if Employee’s employment is terminated due to death or Disability, Employee shall receive a pro-rata Annual Bonus for the year of termination, determined and paid in the same manner and at the same time as his Annual Bonus would otherwise have been.

D. Release. In consideration of and as a condition to receiving all the rights and benefits described in Section 4.A, Section 4.B or Section 4.C (with respect to the pro-rata bonus payment, if any) above, Employee (or, as applicable, the executors, legal representatives or administrators of his estate) will be required to sign and deliver to the Company the Company’s employment release agreement, substantially in the form attached hereto as Exhibit A, with only such changes as the Company’s outside counsel advises are necessary or advisable to comply with then applicable law (the “Release”) within 45 days following his cessation of employment. Subject to Section 4.E, below, and provided the Release is not revoked, the severance, disability or death benefits described herein (as applicable) will begin to be paid or provided (x) 15 days after the Release has been delivered, if the 60 day period following the cessation of employment does not straddle two calendar years; or (y) the later of 15 days after the Release has been delivered or the first regularly scheduled payroll date in the calendar year following the cessation of employment, if the 60 day period following such cessation straddles two calendar years.

E. Violation of Restrictive Covenants. Notwithstanding any provision of the Agreement to the contrary, all severance obligations in Section 4.A, Section 4.B or Section 4.C, as applicable, will cease upon material violation of any of the covenants contained in Section 5 or Section 7 herein, subject to written notice to Employee and the provision of a prior reasonable cure right.

F. Compliance with Section 409A. If the termination giving rise to the payments described in Section 4 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to this Section will instead be deferred without interest and will not be paid until Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s Separation from Service (taking into account the preceding sentence of this Section) will be deferred without interest and paid to

Employee in a lump sum immediately following that six month period or immediately to his beneficiary(ies) in the event of his death during such period. This Section should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

G. Definitions. For purposes of this Agreement:

(1) “Cause” means: (a) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (b) alcohol abuse or addiction to a controlled drugs (other than in accordance with a physician’s prescription); (c) willful misconduct or gross negligence in the course of employment; (d) material breach of any material published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (e) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (f) refusal to perform the lawful and reasonable directives of the Company’s Board of Directors or any committee thereof.

(2) “Change in Control” means the first to occur of any of the events described in Section 1(f) of the Plan (or any successor plan or provision)

(3) “Good Reason” means, without Employee’s prior consent: (a) a material, adverse change in Employee’s title, authority or duties; (b) a reduction in Base Salary or Annual Bonus opportunity; or (c) a relocation of Employee’s principal worksite more than 50 miles from the Company’s headquarters as located as of the date hereof or as relocated as set forth in Section 2 above. Good Reason will not arise unless Employee provides the Company with written objection to the event or condition within 90 days following the occurrence and the Company does not cure such event or condition within 30 days of notice, and Employee resigns his employment within 30 days following the expiration of that cure period.

5. CONFIDENTIAL INFORMATION. Confidential Information means information which the Company regards as confidential or proprietary and which Employee learns or develops during or related to their employment, including, but not limited to, information relating to:

a.	the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.	the Company’s marketing plans and projections;

c.	lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.	the methods of importing and exporting used by the Company;

e.	manuals and procedures created and/or used by the Company;

f.	trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.	software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee assigns to Company any rights Employee may have in any Confidential Information. Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company, except as required by law or in any judicial proceeding with subpoena power. For the avoidance of doubt, information in the public domain through no fault of Employee shall not be treated as Confidential Information.

6. SURRENDER OF MATERIALS. Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of Employee’s employment, all documents, copies thereof and other materials in Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for Employee or acquired by Employee), and thereafter to promptly return documents and copies thereof and other material in Employee’s possession. Employee will be responsible for the value of all Company or customer property that is not timely returned. Employee authorizes the Company to deduct the fair market value of such property from any monies owed to Employee.

7. DISCLOSURE OF INFORMATION AND SOLICITATION OF EMPLOYEES; NON-COMPETE; CONFIDENTIAL INFORMATION OF THIRD PARTIES. Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in Section 5 of this Agreement, and that in order to pursue Employee’s employment gainfully under the Agreement, Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

A. Accordingly, Employee agrees that during the period of Employee’s employment and for twelve (12) months after termination of employment with the Company by Employee or by Company, for any reason, with or without Cause or, if longer for the duration of the Severance Period (as applicable, the “Restricted Period”), Employee will not directly or indirectly:

(1) on Employee’s behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(2) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with: (a) any entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity contacted by, or the responsibility of, Employee or any person under Employee’s supervision or direction, including applicable agents and suppliers (or, with respect to the application of this provision following Employee’s termination of employment, any entity which during the twenty-four (24) month period prior to such termination was contacted by, or the responsibility of, Employee or any person under Employee’s supervision or direction, including applicable agents and suppliers), or (c) a Competing Business unless Employee is not directly or indirectly involved with the sale of any Conflicting Product for that Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

Notwithstanding the provisions of subsections (1) and (2),

(A) Employee will not be deemed to violate this Section on any given date by virtue of his involvement with a Competing Business, (I) if sales of Conflicting Products by that business in the 12 month period preceding that date do not exceed the lesser of (x) 5% of the gross revenues of the Competing Business for that trailing 12 month period, or (y) $30 million or (II) if sales by the Company of similar Conflicting Products (which are accessories to maternity and nursing products) do not exceed the lesser of (a) 5% of the gross revenues of the Company for that trailing 12 month period, or (y) $30 million; and

(B) In the event Employee wishes to be employed by a business described in clause (c) above during the Restricted Period, then Employee must provide the Company with written notice immediately upon commencement of such a position and, if the Company believes that the conditions of clause (c) are not satisfied by such position, Employee must provide evidence to the reasonable and good faith satisfaction of the Company that the position does, in fact, comply with clause (c).

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or is in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Products include, but are not limited to, maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture, distribution or sale of any maternity or nursing apparel or related accessories, or any other business engaged in by the Company (or, with respect to the application of this provision following any termination of Employee’s employment, any other business engaged in by the Company at the time of Employee’s termination of employment) within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country in which the Company has engaged in business, or has undertaken preparations to engage in business within the preceding year (or, with respect to the application of this provision following any termination of Employee’s employment, within the year preceding Employee’s termination of employment).

B. During the Restricted Period, Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company. Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, employ or solicit for employment any current or former Company employee or agent.

C. If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining Employee from any such breach without the necessity of proving actual damages, and Employee waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

D. Employee agrees not to disclose to the Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

E. Employee agrees to disclose the existence and terms of this Section 7 to any enterprise for which Employee performs services during the Restricted Period.

8. OTHER CONDITIONS OF EMPLOYMENT. Employee will be required to comply with all publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership, insider trading and other policies and guidelines of the Company now in existence or as may be adopted or modified in the future; provided that such policies are generally applicable to other named executive officers or directors (it being understood that any stock ownership policy may provide different stock ownership requirements depending on the level of seniority of each named executive officer).

9. GOVERNING LAW AND RELATED MATTERS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. In the event either party files suit against the other for any reason, or in the event either party is otherwise involved in litigation or other dispute concerning this Agreement or the employment relationship between the parties, each party shall be responsible for its own costs and attorney’s fees.

The various parts of this Agreement are intended to be severable. Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law. Employee agrees that such scope may be judicially modified accordingly.

10. SUCCESSORS AND ASSIGNMENT. The Company may assign its interest in connection with this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

11. ENTIRE AGREEMENT. This Agreement represents the full and complete understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written, including without limitation any term sheet prepared in connection with Employee’s employment, and shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

12. WITHHOLDING. All payments (or transfers of property) to Employee will be subject to tax withholding to the extent required by applicable law.

13. INDEMNIFICATION. During the Term and thereafter, the Company agrees to indemnify and hold Employee harmless in connection with actual, potential or threatened actions or investigations related to Employee’s services for, or employment by, the Company and/or its subsidiaries in the same manner as other officers and directors to the fullest extent provided in the Company’s by-laws and to be covered by D&O insurance to the maximum extent, and length, of coverage of any other officer or director of Company.

14. SECTION HEADINGS. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

DESTINATION MATERNITY CORPORATION			ANTHONY M. ROMANO

By:	/s/ Ronald J. Masciantonio		/s/ Anthony M. Romano
Title:	Executive Vice President and Chief Administrative Officer

Date:	August 10, 2014	Date:	August 10, 2014

Exhibit A

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between ANTHONY M. ROMANO (“Employee”) and DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, Employee’s employment by the Company has terminated; and

WHEREAS, pursuant to Section 4.D of the Employment Agreement by and between the Company and Employee dated August 10, 2014 (the “Agreement”), the Company has agreed to pay Employee certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Resignation and Consideration.

1.1. Effective immediately, Employee hereby resigns as an officer and director of the Company and each of its subsidiaries and affiliates.

1.2. Employee acknowledges that: (i) the payments, rights and benefits set forth in Section 4.[__] of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 4.[__] of the Agreement would not otherwise be due to him.

2. Employee’s Release.

2.1. Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3. The foregoing will not be deemed to release the Company from (a) claims solely to enforce Section 4.[    ] of the Agreement, (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for indemnification under the Company’s By-Laws or policies of insurance.

3. Company Release.

3.1. The Company hereby fully and forever releases and discharges Employee and his executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3. The foregoing will not be deemed to release Employee from claims (a) to enforce Section 5 or Section 7 of the Agreement, (b) claims arising from acts or omissions by Employee that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board of Directors prior to the date hereof upon reasonable inquiry).

4. Restrictive Covenants. Employee acknowledges that restrictive covenants contained in Section 5 and Section 7 of the Agreement will survive the termination of his employment. Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

5. Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this Section, regardless of the content of such disclosure or the nature of such action.

6. Employee and the Company agree that nothing in this Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

7. Cooperation. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this Section so as not to unduly interfere with his other personal and professional commitments.

8. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee: to the address in the Company’s personal file.

If to Company:

Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9. Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in Section 7 herein.

10. Challenge. If Employee violates or challenges the enforceability of this Release, no further payments, rights or benefits under Section 4.[__] of the Agreement will be due to Employee.

11. Miscellaneous.

11.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

11.2. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

11.3. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11.4. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

11.5. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:

Name & Title:

Date:

ANTHONY M. ROMANO

Date: